EXHIBIT 99.h.1

ADMINISTRATION CONTRACT

Contract made as of April 1, 2006, between THE UBS FUNDS, a Delaware statutory trust (“Trust”), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. (“UBS Global AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and currently has multiple distinct series of shares of beneficial interest, which correspond to distinct portfolios and have been designated as the funds listed on Exhibit A, as it may be amended from time to time (each a “Fund” and, collectively, “Funds”); and

WHEREAS, the Trust desires to retain UBS Global AM as administrator to furnish certain administrative services to the Trust with respect to the Funds, and UBS Global AM is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                         Appointment.  The Trust hereby appoints UBS Global AM as administrator of the Trust and each Fund for the period and on the terms set forth in this Contract.  UBS Global AM accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                         Duties as Administrator.  UBS Global AM shall furnish, at its own expense, the executive, supervisory and clerical personnel necessary in order to administer the affairs of the Trust and each Fund subject to the supervision of the Trust’s Board of Trustees (“Board”).  In carrying out the terms of this Contract, UBS Global AM shall:

(a)                                  provide office space, equipment and facilities (which may include UBS Global AM’s or its affiliates) for maintaining the Trust’s organization, for meetings of the Trust’s Board and shareholders, and for performing administrative services hereunder;

(b)                                 supervise and manage all aspects of the Funds’ operations (other than investment advisory activities), assist in the selection of and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary and desirable by the Board;

(c)                                  provide certain internal clerical and legal services, and stationery and office supplies;

(d)                                 provide accounting services, including:

1)                                      determining and arranging for the publication of the net asset value of each Fund;

2)                                      preparing financial information for presentation to the Trust’s Board;

3)                                      preparing and monitoring the Trust’s annual expense budget, and establishing daily accruals;

4)                                      calculating contractual expenses and coordinating payment of Fund expenses;

5)                                      calculating periodic dividend rates to be declared in accordance with guidelines and supervising the Trust’s transfer agent with respect to the payment of dividends and other distributions to shareholders;

6)                                      calculating total return (and, if applicable, yield) information as described in the current prospectuses and statement of additional information;

7)                                      coordinating audit packages for use by independent public accountants;

8)                                      responding to regulatory audits;

(e)                                  provide non-investment related statistical and research data and such other reports, evaluations and information as the Funds may request from time to time;

(f)                                    monitor each Fund’s compliance with the current registration statement, the 1940 Act, the Internal Revenue Code and other applicable laws and regulations;

(g)                                 prepare, to the extent requested by the Trust, and coordinate with Trust’s counsel, prospectuses, statements of additional information, registration statements, proxy statements and annual and semi-annual reports to shareholders;

(h)                                 arrange for the printing and mailing (at the Fund’s expense) of an annual list of shareholders, proxy statements and other reports or other materials provided to the Funds’ shareholders;

(i)                                     supervise and facilitate the solicitation of proxies solicited by the Trust for all shareholder meetings, including the tabulation process for shareholder meetings;

(j)                                     support outside auditors in preparing and filing all the Funds’ federal and state tax returns and required tax filings;

(k)                                  prepare periodic reports to and filings with the Securities and Exchange Commission (the “SEC”) and state Blue Sky authorities with the advice of the Funds’ counsel;

(l)                                     maintain the Trust’s existence, and during such times as the shares of the Funds are publicly offered, maintain the registration and qualification of the Funds’ shares under federal and state law;

(m)                               coordinate the Trust’s board meeting schedule, initiate the agenda and coordinate production of board meeting materials;

(n)                                 provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trustees;

(o)                                 keep and maintain the financial accounts and records of the Funds;

(p)                                 analyze and propose changes to shareholder services designed to enhance the value or convenience of the Funds as an investment vehicle;

(q)                                 obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Board of Trustees;

(r)                                    provide the Board on a regular basis with reports and analyses of each Fund’s operations and the operations of comparable investment companies; and

(s)                                  take any other actions which appear to UBS Global AM and the Board necessary to carry into effect the purposes of this Contract.

3.                         Further Duties.  In all matters relating to the performance of this Contract, UBS Global AM will act in conformity with the Agreement and Declaration of Trust, By-Laws, and registration statement of the Trust and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

4.                         Delegation of UBS Global AM’s Duties as Administrator.  With respect to any or all Funds, UBS Global AM may enter into one or more contracts (“Sub-Administration Contract”) with one or more sub-administrators in which UBS Global AM delegates to such sub-administrators any or all of its duties specified in Paragraph 2 of this Contract, provided that each Sub-Administration Contract imposes on the sub-administrator bound thereby all the corresponding duties and conditions to which UBS Global AM is subject by Paragraph 2 of this Contract and all the duties and conditions of Paragraph 3 of this Contract.

5.                         Services Not Exclusive.  The services furnished by UBS Global AM hereunder are not to be deemed exclusive and UBS Global AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing.  Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS Global AM, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.                         Expenses.

(a) During the term of this Contract, each Fund will bear all expenses, not specifically assumed by UBS Global AM, incurred in its operations and the offering of its shares.

(b) Expenses borne by each Fund will include but not be limited to the following (or each Fund’s proportionate share of the following): (i) fees payable to and expenses incurred on behalf of the Fund by UBS Global AM under this Contract; (ii) expenses of organizing the Trust and the Fund; (iii) filing fees and expenses relating to the registration and qualifications of the Fund’s shares and the Trust under federal and/or state securities laws and maintaining such registration and qualifications; (iv) fees and salaries payable to the Trust’s Trustees and officers who are not interested persons of the Trust or UBS Global AM; (v) all expenses incurred in connection with the Trustees’ services, including travel expenses; (vi) taxes (including any income or franchise taxes) and governmental fees; (vii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (vii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or Fund for violation of any law; (ix) legal, accounting and auditing expenses, including legal fees of special counsel for those Trustees of the Trust who are not interested persons of the Trust; (x) charges of custodians, transfer agents and other agents; (xi) costs of preparing share certificates; (xii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders; (xiii) costs of mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials to existing shareholders; (xiv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, agents and shareholders) incurred by the Trust or Fund; (xv) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvi) cost of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xvii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; (xviii) costs of mailing, stationery and communications equipment; (xix) expenses incident to any dividend, withdrawal or redemption options; (xx) charges and expenses of any outside pricing service used to value portfolio securities; (xxi) interest on borrowings of the Trust; and (xxii) fees or expenses related to license agreements with respect to securities indices.

(c) The Trust or a Fund may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by UBS Global AM and acknowledged as otherwise payable by UBS Global AM pursuant to this Contract, the Fund may reduce the fee payable to UBS Global AM pursuant to Paragraph 7 thereof by such amount. To the extent that such deductions exceed the fee payable to UBS Global AM on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

(d) UBS Global AM will assume the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are interested persons of the Trust.

(e) The payment or assumption by UBS Global AM of any expenses of the Trust or a Fund that UBS Global AM is not required by this Contract to pay or assume shall not obligate UBS Global AM to pay or assume the same or any similar expense of the Trust or a Fund on any subsequent occasion.

7.                           Compensation.

(a) For the services provided and the expenses assumed pursuant to this Contract, each Fund will pay to UBS Global AM a fee, computed daily and paid monthly, at an annual rate of 0.075% of average daily net assets of such Fund. No Fund shall be responsible for payment owed by any other Fund.

(b) The fee shall be computed daily and paid monthly to UBS Global AM on or before the first business day of the next succeeding calendar month.

(c) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

8.                         Limitation of Liability of UBS Global AM.  UBS Global AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Contract relates, except to the extent that such a loss results from negligence, willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract.  Any person, even though also an officer, director, employee, or agent of UBS Global AM, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such services to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of UBS Global AM even though paid by it.

9.                         Limitation of Liability of the Trustees and Shareholders of the Trust.  No Trustee, shareholder, officer, employee or agent of any Fund shall be liable for any obligations of any Fund or the Trust under this Contract, and UBS Global AM agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to any Trustee, shareholder, officer, employee or agent.  Moreover, this Contract shall be deemed to create a separate agreement with the Trust acting on behalf of its respective series listed on Exhibit A hereto, as though the Trust had separately executed an identical agreement for all of its respective series.  For each reference in this Agreement to Trust shall be deemed a reference solely to the particular series to which the provision relates.  In no circumstances shall the rights, obligations or remedies with respect to a particular series constitute a right, obligation or remedy applicable to any other series.

10.                   Confidentiality.  UBS Global AM shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provision of services under this Contract; provided, however, that UBS Global AM shall not sell or knowingly provide such list or lists to any unaffiliated person.  UBS Global AM agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and the Funds and its prior, present or potential shareholders.  In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), UBS Global AM will not directly, or indirectly through an affiliate, disclose any non-public personal information, as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with UBS Global AM and provided that any such information disclosed to an affiliate of UBS Global AM shall be under the same limitations of non-disclosure.

11.                   Equipment Failures.  In the event of equipment failures beyond UBS Global AM’s control, UBS Global AM shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.  UBS Global AM shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.                   Certain Records.  UBS Global AM shall maintain customary records in connection with its duties as specified in this Agreement.  Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by UBS Global AM on behalf of the Trust shall be prepared and maintained at the expense of UBS Global AM, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

In case of any request or demand for the inspection of such records by another party, UBS Global AM shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that UBS Global AM may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify UBS Global AM against such liability.

13.                   Termination.  This Contract shall become effective upon the date hereinabove written and may be terminated at any time, with respect to any Fund without the payment of any penalty, by vote of the Board or by vote of a majority of a Fund’s outstanding voting securities or on sixty days’ written notice to UBS Global AM or by

UBS Global AM at any time, without the payment of any penalty, on sixty days’ written notice to the Trust.  Termination of this Contract with respect to any given Fund shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Fund.

14.                   Amendment of this Contract.  No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

15.                   Governing Law.  This Contract shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that Section 9 above will be construed in accordance with the laws of the State of Delaware.  To the extent that the applicable laws of the State of New York or the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

16.                   Miscellaneous.  The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.  This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  As used in this Contract, the terms “interested person,” “investment adviser,” “majority of outstanding voting securities” and “prospectus,” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.		UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ John Moore	By:	/s/ Mark F. Kemper

Name: John Moore		Name: Mark F. Kemper

Title: Managing Director		Title: Managing Director and Secretary

THE UBS FUNDS		THE UBS FUNDS

By:

/s/ Joseph Allessie

By:

/s/ Joseph Malone

Name: Joseph Allessie		Name: Joseph Malone

Title:	Vice President and Assistant	Title: Treasurer and Principal Accounting Officer
Secretary

Dated as of June 24, 2007

Exhibit A

to Administration Contract dated April 1, 2006 between UBS Global Asset Management (Americas) Inc. and The UBS Funds

1.                                       UBS Global Allocation Fund

2.                                       UBS Global Equity Fund

3.                                       UBS Global Bond Fund

4.                                       UBS U.S. Large Cap Equity Fund

5.                                       UBS U.S. Large Cap Value Equity Fund

6.                                       UBS U.S.  Large Cap Growth Fund

7.                                       UBS U.S.  Small Cap Equity Fund

8.                                       UBS U.S.  Small Cap Growth Fund

9.                                       UBS U.S.  Real Estate Equity Fund

10.                                 UBS U.S.  Bond Fund

11.                                 UBS High Yield Fund

12.                                 UBS Emerging Markets Debt Fund

13.                                 UBS International Equity Fund

14.                                 UBS Emerging Markets Equity Fund

15.                                 UBS Dynamic Alpha Fund

16.                                 UBS Absolute Return Bond Fund

17.                                 UBS U.S. Mid Cap Growth Equity Fund

18.                                 UBS U.S. Equity Alpha Fund

19.                                 UBS Global Frontier Fund